Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust Reports Gas Purchase Contract Developments and New Litigation
     FORT WORTH, Texas, April 28, 2008 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today reported that it has received notice of the termination of two of the three contracts for the purchase of gas produced from the properties subject to its net overriding royalty interest. Gas produced from these properties is currently being sold by Burlington Resources Oil & Gas, L.P., the principal operator of the properties, to ChevronTexaco, Coral Energy Resources, L.P., and PNM Gas Services under contracts which permit either party to terminate on 12 months’ notice to the other. Both ChevronTexaco and Coral have elected to terminate effective as of March 31, 2009. Burlington will circulate requests for proposals to potential purchasers of the packages of gas covered by those contracts. The remaining contract with PNM has been automatically extended through March 31, 2010.
     The Trust has filed a suit against Burlington in a cause styled San Juan Basin Royalty Trust vs. Burlington Resources Oil & Gas, L.P., No. D1329-CV-08-751, in the District Court of Sandoval County, New Mexico, 13th Judicial District, alleging breach of contract and breach of the covenant of good faith and fair dealing. The Trust seeks a judgment for damages in the amount of $5,025,000, plus interest and punitive damages. The litigation relates to an arbitration award in favor of the Trust issued in November 2005 in the amount of $7,683,699. The purpose of the arbitration was to resolve certain joint interest audit issues. The arbitrator ruled in favor of the Trust on all five of the issues submitted to arbitration. Burlington filed suit in Harris County, Texas alleging that the award should be modified or vacated. The trial court denied Burlington’s motion to vacate, granted the Trust’s application to confirm and rendered a final judgment in favor of the Trust. Burlington paid the award as it related to four of the five issues and appealed the award as to the fifth. In August, 2007 the appellate court reversed the judgment of the trial court and vacated the award as it related to the unpaid balance. With respect to that fifth issue, the Trust had asked for damages based on either of two alternative claims. The appellate court ruled that the alternative claim selected by the arbitrator in awarding the Trust approximately $5,000,000 was not technically included within the scope of what the parties intended to submit to arbitration. The appellate court did not rule on whether or not the arbitrator properly decided the fifth issue in favor of the Trust. The new litigation seeks recovery on the claim which had been resolved in favor of the Trust by the arbitrator.
Contact:	San Juan Basin Royalty Trust Compass Bank Lee Ann Anderson, Vice President & Senior Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936 Website: www.sjbrt.com e-mail: sjt@compassbank.com